EXHIBIT 99.1
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PRESS RELEASE


MEDJET ANNOUNCES TERMINATION OF MERGER AND
R&D AGREEMENTS WITH VISX

Monday November 11, 4:30 pm ET

EDISON, N.J.--(BUSINESS WIRE)--Nov. 11, 2002 --Medjet Inc. (BB:MDJT) announced today that VISX, Incorporated has elected to terminate the Agreement and Plan of Merger and Reorganization, as amended, originally executed on August 17, 2001, pursuant to which Medjet was to become a wholly-owned subsidiary of VISX, Incorporated.

VISX, Incorporated terminated the Merger Agreement pursuant to a provision in the agreement which allowed VISX, Incorporated to terminate the agreement for any or no reason prior to July 17, 2003. VISX, Incorporated has also indicated to Medjet that it intends to pay to Medjet a termination fee of $250,000 as provided in the Merger Agreement.

In addition, VISX, a Cayman corporation and wholly-owned subsidiary of VISX, Incorporated, has elected to terminate the Research, Development and Experimental Cost Sharing Agreement, as amended, originally executed on August 17, 2001, pursuant to which VISX provided monthly funding to Medjet in order to support Medjet's research and development work associated with the development of waterjet-related technology and products, including a waterjet microkeratome. Medjet had received minimum monthly payments of $100,000 from VISX pursuant to this agreement.

In connection with the termination of these agreements, Timothy R. Maier, VISX, Incorporated's Chief Financial Officer, resigned as a member of Medjet's board of directors.

Medjet Inc., located in Edison, New Jersey, is a medical device company with the goal of developing, licensing, manufacturing and selling new cutting, drilling, layer removal and shaping instruments for surgical procedures based on its waterjet technology.

Statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties. Such statements include, but are not limited to, statements about the Company's products, services and technology, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of the Company, and are subject to significant risks and uncertainties. Actual results may vary materially from those contained in forward-looking statements. The Company undertakes no obligation to update any forward-looking statements.

For further information, contact Eugene Gordon of Medjet Inc., (732) 738-3990, Ext 17, egordon@medjetinc.com